Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Info:
Deirdre Skolfield, CFA
Investor Relations
SYNNEX Corporation
(510) 668-3715
deirdres@synnex.com

SYNNEX Corporation Reports Fiscal 2012 Fourth Quarter and Year-End Results
Strong Earnings, Exceptional Distribution Execution and 21% GBS Organic Growth

Fremont, Calif., - January 10, 2013 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal fourth quarter and year ended November 30, 2012.

	Q4 FY12	Q4 FY11	Net Change
Revenue ($M)	$2,765	$2,841	-2.7%
Operating income ($M)	$74.7	$84.7	-11.9%
Operating margin	2.70%	2.98%	-28 bp
Net income attributable to SYNNEX Corporation ($M)	$43.6	$50.2	-13.0%
Diluted EPS	$1.16	$1.37	-15.3%

“I am pleased to report solid quarterly earnings even as compared to the prior year's exceptional profits from the hard disk drive shortage. Strong operational execution within the core Distribution Segment aligned well with rapid expansion into adjacent, higher margin service and solution businesses," stated Kevin Murai, President and Chief Executive Officer, “Also our GBS Segment's organic revenue growth continues to accelerate driven by continued investment and increasing momentum in our rapidly growing Concentrix business.”

Fiscal 2012 Fourth Quarter Highlights:

•
Distribution:  Revenue was $2.72 billion, down 3% from the prior fiscal year quarter, due in part to a previously reported customer business transition starting within Q4 2011 from gross revenue to net fee for services, resulting in lower reported revenue in Q4 2012. Distribution income before non-operating items, income taxes and noncontrolling interest was $70.4 million, or 2.59% of distribution revenue compared with $81.1 million, or 2.89% in the prior fiscal year quarter. As previously reported, the fiscal 2011 fourth quarter included a very significant gross margin benefit resulting from shortages of hard disk drives.

•
Global Business Services (GBS):  Revenue grew to $54.9 million, an increase of 22.2% over the prior fiscal year quarter. GBS income before non-operating items, income taxes and noncontrolling interest was $4.3 million, or 7.89% of GBS revenue compared with $3.6 million, or 8.11% in the prior fiscal year quarter.

•	The trailing four quarters ROIC was 10.5% for the fiscal fourth quarter of 2012, compared to 11.1% in the prior year fiscal fourth quarter.

•	The cash conversion cycle was 40 days compared to 39 days in the prior fiscal year quarter.

•	The debt to capitalization ratio was 17%.

•	Depreciation and amortization were $3.9 and $2.1 million, respectively.

Fiscal Year 2012 Highlights:

	FY12(1)	FY11(2)	Net Change
Revenue ($M)	$10,286	$10,410	-1.2%
Operating income ($M)	$255.0	$256.2	-0.5%
Operating margin	2.48%	2.46%	2 bp
Net income attributable to SYNNEX Corporation ($M)	$151.4	$150.3	0.7%
Diluted EPS	$3.99	$4.08	-2.2%
(1) FY 2012 includes a $0.7 million credit adjustment to SG&A for contingent M&A consideration.
(2) FY 2011 includes a $5.4 million credit adjustment to SG&A for contingent M&A consideration.

•
Distribution:  Revenue from continuing operations was $10.12 billion, a decrease of 1.5% over the prior fiscal year.  Distribution income from continuing operations before non-operating items, income taxes and noncontrolling interest was $241.8 million, or 2.39% of distribution revenue compared with $237.3 million, or 2.31% in the prior fiscal year. Fiscal year 2012 results include certain customer business which transitioned year-over-year from a gross revenue business to a net fee for service logistics relationship starting within the fiscal fourth quarter of 2011.

•
Global Business Services (GBS):  Revenue from continuing operations was $197.4 million, an increase of 20.8% over the prior fiscal year. GBS income from continuing operations before non-operating items, income taxes and noncontrolling interest was $13.5 million, or 6.83% of GBS revenue compared with $18.9 million, or 11.57% in the prior fiscal year. FY 2012 includes a $0.7 million credit adjustment to SG&A for contingent M&A consideration compared to a $5.4 million credit adjustment in FY 2011.

•	SYNNEX consolidated depreciation and amortization were $16.3 million and $8.3 million, respectively.

Fiscal 2013 First Quarter Outlook:
The following statements are based on the Company's current expectations for the fiscal 2013 first quarter. These statements are forward-looking and actual results may differ materially.

•	Revenue is expected to be in the range of $2.38 billion to $2.48 billion.

•	Net income is expected to be in the range of $32.2 million to $33.4 million.

•	Diluted earnings per share are expected to be in the range of $0.85 to $0.89.

Conference Call and Webcast
SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call will also be available via telephone by dialing (888) 469-3219 in North America or (630) 395-0205 outside North America. The passcode code for the call is “SNX.” A replay of the webcast will be available at http://ir.synnex.com approximately two hours after the conference call has concluded.

About SYNNEX
SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs approximately 11,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement
Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the demand environment, growth in profitability, expansion into higher margin service and solution businesses, extent of investment in our GBS segment, transition of customers from gross revenue to net fee for service, and our revenue, operating margins, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2012 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2013 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation
Consolidated Balance Sheets
(currency in thousands)
(unaudited)

	November 30, 2012	November 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$163,699	$67,571
Short-term investments	15,933	16,017
Accounts receivable, net	1,401,087	1,293,027
Receivable from affiliates	285	1,344
Inventories	923,340	975,047
Current deferred tax assets	23,390	28,241
Other current assets	52,727	57,168
Total current assets	2,580,461	2,438,415
Property and equipment, net	122,923	125,157
Goodwill	189,088	185,312
Intangible assets, net	29,049	37,539
Deferred tax assets	619	590
Other assets	41,122	46,282
Total assets	$2,963,262	$2,833,295
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$52,698	$159,200
Convertible debt	141,436	—
Accounts payable	1,111,833	1,035,691
Accrued liabilities	181,270	172,226
Income taxes payable	7,470	5,136
Total current liabilities	1,494,707	1,372,253
Long-term borrowings	81,152	87,659
Convertible debt	—	136,163
Long-term liabilities	58,783	60,676
Deferred tax liabilities	9,265	8,086
Total liabilities	1,643,907	1,664,837
SYNNEX Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	37	37
Additional paid-in capital	324,292	310,316
Treasury stock	(21,611)	(11,524)
Accumulated other comprehensive income	35,405	30,026
Retained earnings	980,900	829,524
Total SYNNEX Corporation stockholders’ equity	1,319,023	1,158,379
Noncontrolling interest	332	10,079
Total equity	1,319,355	1,168,458
Total liabilities and equity	$2,963,262	$2,833,295

SYNNEX Corporation
Consolidated Statements of Operations
(currency and share amounts in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	November 30, 2012	November 30, 2011	November 30, 2012	November 30, 2011
Revenue	$2,765,066	$2,840,971	$10,285,507	$10,409,840
Cost of revenue	(2,585,966)	(2,653,130)	(9,628,770)	(9,779,342)
Gross profit	179,100	187,841	656,737	630,498
Selling, general and administrative expenses	(104,448)	(103,144)	(401,725)	(374,270)
Income before non-operating items, income taxes and noncontrolling interest	74,652	84,697	255,012	256,228
Interest expense and finance charges, net	(5,567)	(6,595)	(22,930)	(25,505)
Other income (expense), net	1,864	(936)	4,471	(1,005)
Income before income taxes and noncontrolling interest	70,949	77,166	236,553	229,718
Provision for income taxes	(27,256)	(26,964)	(84,050)	(79,165)
Net income	43,693	50,202	152,503	150,553
Net income attributable to noncontrolling interest	(53)	(29)	(1,127)	(222)
Net income attributable to SYNNEX Corporation	$43,640	$50,173	$151,376	$150,331
Net income per share attributable to SYNNEX Corporation:
Basic	$1.19	$1.39	$4.14	$4.20
Diluted	$1.16	$1.37	$3.99	$4.08
Weighted-average common shares outstanding:
Basic	36,726	36,142	36,584	35,830
Diluted	37,733	36,675	37,908	36,833